Exhibit 99

FOR IMMEDIATE RELEASE

Cortland Bancorp
Cortland, Ohio

Lawrence A. Fantauzzi, President of Cortland Bancorp announced that at the August 26, 2008 meeting of the Board of Directors of the Company, a regular dividend of $0.22 per share was declared. The dividend is payable to shareholders of record as of September 15, 2008. Payment and distribution to shareholders will occur on October 1, 2008.

Cortland Bancorp is the parent company for the Cortland Savings and Banking Company. The company has $488.6 million in assets, and operates with fourteen banking offices serving Trumbull, Portage, Ashtabula, Mahoning and Geauga counties in Ohio.

Visit www.cortland-banks.com and access the Investor Relations tab for additional company information including recent press releases.